Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-272212 and 333-272213) pertaining to the Strong Global Entertainment, Inc. 2023 Share Compensation Plan of our audit report dated March 29, 2024, relating to the consolidated financial statements of Strong Global Entertainment, Inc. included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

/s/ Haskell & White LLP
HASKELL & WHITE LLP

Irvine, California
March 29, 2024